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                                  EXHIBIT 11

                                 FTD CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                           Three Months
                                                                              Ended
                                                                          September 30,
                                                              ---------------------------------------
                                                                  1998                     1997
                                                              --------------           --------------

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE:

Net earnings (loss) applicable to common stock                        ($845)                    $180
                                                              =============            =============

Weighted average number of common shares outstanding                 15,365                   15,246

Common stock equivalents due to dilutive affect
of stock options and warrants                                             -                      196
                                                               ------------             ------------

Total weighted average number of common shares outstanding           15,365                   15,442

Basic and Diluted earnings (loss) per share*                         ($0.05)                   $0.01
                                                              =============            =============

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* Basic and diluted earnings (loss) per share is shown as one amount due to the immaterial effect of dilutive common stock equivalents in the calculation of diluted earnings per share.